Exhibit 99.2

Contact:

Antonio Bonchristiano

GP Investments Acquisition Corp.

(212) 430-4340

FOR IMMEDIATE RELEASE

GP INVESTMENTS ACQUISITION CORP. COMPLETES

$172.5 MILLION INITIAL PUBLIC OFFERING

New York, NY, May 26, 2015 – GP Investments Acquisition Corp. (NASDAQ: GPIAU) (the “Company”) announced the closing of its initial public offering of 17,250,000 units, including 2,250,000 units issued pursuant to the full exercise by the underwriters of their over-allotment option. The offering was priced at $10.00 per unit, resulting in gross proceeds of $172,500,000. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. The proceeds of the offering will be used to fund such business combination.

The Company’s units began trading on the NASDAQ Capital Market under the ticker symbol “GPIAU” on May 20, 2015. Each unit consists of one share of the Company’s ordinary shares and one-half of one warrant. Each whole warrant will entitle the holder thereof to purchase one share of the Company’s ordinary shares at $11.50 per share. Once the securities comprising the units are eligible for separate trading, the ordinary shares and warrants are expected to be listed on the NASDAQ Capital Market under the ticker symbols “GPIA” and “GPIAW,” respectively.

The Company’s sponsor, GPIC, Ltd., is a wholly owned subsidiary of GP Investments, Ltd. (“GP Investments”). Our strategy is to focus on potential acquisition targets in the United States and Europe in industries and sectors where our management team has had direct investing experience, such as consumer goods and services, retail and hospitality.

Citigroup acted as the sole book-running manager for the offering.

A registration statement relating to these securities was filed with and declared effective by the Securities and Exchange Commission on May 19, 2015.

This press release shall not constitute an offer to sell nor the solicitation of an offer to buy any securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state or jurisdiction.

The offering was made only by means of a prospectus, copies of which may be obtained from Citigroup, c/o: Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, Phone: (800) 831-9146.

FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements,” including with respect to the anticipated use of the net proceeds of the initial public offering. No assurance can be given that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the Company’s offering filed with the Securities and Exchange Commission (“SEC”). Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

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